Exhibit 99.1

Heritage Bank of Commerce Hires Susan Just as Chief Credit Officer

SAN JOSE, Calif., July 31, 2023 (GLOBE NEWSWIRE) -- Heritage Bank of Commerce (the “Bank”), a subsidiary of Heritage Commerce Corp (Nasdaq: HTBK), today announced the appointment of Susan Just as Executive Vice President and Chief Credit Officer, effective September 7, 2023. She will replace the current Executive Vice President and Chief Credit Officer, Margo Butsch, who recently announced her retirement. Ms. Butsch has agreed to assist in an orderly transition process.

Ms. Just brings nearly 30 years of credit administration expertise and was most recently the Executive Vice President, Chief Credit Officer of Santa Cruz County Bank. Her expansive credit background includes underwriting and administering commercial, commercial real estate, construction, asset-based, SBA, and retail loans at J.P. Morgan Chase & Co., First Chicago Bank & Trust, Northern Trust Bank and TCF Bank. “We are thrilled to welcome Susan to the team,” said Clay Jones, President and Chief Executive Officer at Heritage Bank of Commerce. “With Susan’s extensive credit, strategy, policy, administration and compliance background, she is the ideal person to help continue our tradition of strong credit administration practices.”

"I am honored to have been chosen to lead the credit risk function at Heritage Bank of Commerce, the Bay Area's premier business bank with a history of strong and stable credit,” said Susan. "I am excited to work with Clay and the talented team at Heritage, and together, we will build upon the solid existing foundation to achieve even greater success for the Bank."

Ms. Just holds a Bachelor of Business Administration and Marketing from Loyola University of Chicago and a Master of Business Administration from Kellogg School of Management at Northwestern University.

Mr. Jones expresses his appreciation for Ms. Butsch, “We are very grateful for Margo’s many years of service and her willingness to help support the transition. We want to acknowledge her tremendous contributions to the Bank and congratulate her on a well-deserved retirement.”

Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Oakland, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit http://www.heritagebankofcommerce.bank. Heritage Bank of Commerce is a member of the Federal Deposit Insurance Corporation.

For additional information, contact:

Debbie Reuter EVP, Corporate Secretary

Direct: (408) 494-4542

Debbie.Reuter@herbank.com